Summary Translation	Exhibit 4.67

Loan Agreement

Contract No.：2011JIYINDAIZIDI11100619

Borrower：Hebei Xuhua Trading Co., Ltd.

Lender：CITIC Shijiazhuang Branch

Signing Date：September 23, 2011

Loan Amount：RMB50, 000,000

Length of maturity：From September 26, 2011 to September 4, 2012

Use of Loan：Vehicle purchase

Loan Interest：7.872%

Date of Draft：September 26, 2011

Withdrawal Amount：RMB50, 000,000

Payment Method：  The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date：September 4, 2012

Loan Guarantee：Guaranty of Pledge

- Hebei Chuangjie Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no.2011JIYINZUIDIZIDI11140176.